Short Form Order Index No. 608051/2022

SUPREME COURT – STATE OF NEW YORK
PART 78 – SUFFOLK COUNTY

PRESENT:
Hon. Maureen T. Liccione
Justice Supreme Court

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ST JAMES – HEAD OF THE HARBOR NEIGHBORHOOD PRESERVATION COALITION, INC.; JUDITH OGDEN; DAVID KELEMEN; and ROSE NAPOLITANO,

Petitioners,

-against-

TOWN OF SMITHTOWN; TOWN OF SMITHTOWN PLANNING BOARD; BARBARA DESORBE, in her official capacity as Chairperson of the Town of Smithtown Planning Board; WILLIAM MARCHESI, in his official capacity as a member of the Town of Smithtown Planning Board; DESMOND RYAN, in his official capacity as a member of the Town of Smithtown Planning Board; THOMAS UNVERZAGT, in his official capacity as a member of the Town of Smithtown Planning Board; GYRODYNE, LLC; and GYRODYNE COMPANY OF AMERICA, INC.,

Respondents.

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DECISION AND ORDER

Mot. Seq. No. 004 – MD/CaseDisp
Orig. Return Date: 12/20/2024
Mot. Submit Date: 01/15/2025

PETITIONERS' ATTORNEY
RIVKIN RADLER, LLP
926 RXR Plaza
Uniondale, NY 11556

RESPONDENTS' ATTORNEYS
HARRIS BEACH, PLLC
Attorneys for Town of Smithtown and Town Planning Board and its Members
The Omni
333 Earle Ovington Blvd., Suite 901
Uniondale, NY 11553

CERTILMAN BALIN ADLER & HYMAN, LLP
Attorneys for Gyrodyne, LLC and Gyrodyne Company of America, Inc.
100 Motor Parkway, Suite 560
Hauppauge, NY 11788

Upon the reading and consideration of NYSCEF Doc Nos 180-199 and 1-24, 85-87, and 105-175 it is hereby:

ORDERED that petitioner's motion to renew and reargue is denied in its entirety.

This was a special proceeding brought pursuant to CPLR Article 78 by petitioners (Petitioners) against the Town of Smithtown, the Smithtown Planning Board, the members of the Planning Board in their official capacities (collectively, Planning Board), Gyrodyne LLC and Gyrodyne Company of America, Inc. (Gyrodyne) (collectively, Respondents). The verified petition (Petition) (motion sequence no. l) sought a judgment: (1) annulling a findings statement issued pursuant to the SEQRA (New York State Environmental Quality Review Act, Environmental Conservation Law Article 8 and 6 NYCRR Part 617); (2) vacating the preliminary subdivision plat approval issued by the Planning Board for property owned by Gyrodyne known as Flowerfields; and (3) ordering the Planning Board to prepare a supplemental environmental impact statement (SEIS) pursuant to SEQRA.

The Flowerfields property is located south of Route 25A and east of Mill Pond Road in the Hamlet of St. James in the Town of Smithtown. It is situated between Route 25A and Long Island Railroad tracks and is adjacent to property owned the SUNY Stony Brook. As described in the final environmental impact statement (FEIS) prepared by the Town, the Planning Board granted Gyrodyne approval to subdivide the 74.98-acre Flowerfields property into 8 lots on March 30, 2022. Upon approval of the subdivision plat or map, applications will need to be made for the specific land uses to be proposed for each of the resulting 8 individual lots. These applications are to be submitted to the Town's Board of Site Plan Review and not to the Planning Board.

By decision, order and judgment dated October 11, 2024 (October 11 2024 Order), this court dismissed the petition. The October 11 2024 Order reviewed in detail each the challenges to the environmental review alleged in the petition and found that the "record demonstrate[ed] that the Planning Board had [taken] the requisite 'hard look' and mitigated the potential adverse environmental impacts of subdivision approval to the maximum extent practicable" (NYSCEF Doc No. 176, p 13). Petitioners now move to reargue and renew the October 11 2024 Order "pursuant to CPLR 2221."

CPLR 2221 (d) (1) and (2) provide that a motion for reargument "shall be identified specifically as such" and "shall be based upon facts or law allegedly overlooked or misapprehended in determining the prior motion but shall not include any matters of fact not offered on the prior motion." CPLR 2221 (e) (1) also requires that a motion for leave to renew "shall be specifically identified as such" and CPLR 2221 (e) (2) mandates that a renewal motion "shall be based upon new facts not offered on the prior motion that would change the prior

determination or shall demonstrate that there has been a change in the law that would change the prior determination." Section 2221 (e) (3) directs that a motion to renew "shall contain reasonable justification for the failure to present such facts on the prior motion." Although Petitioners' motion did not separately identify and support the motions for reargument or renewal as required by CPLR 2221 (f) Notwithstanding Petitioner's failure to separately identify and support each separate application Petitioners' motion will be considered on the merits.

Reargument

"While the determination to grant leave to reargue lies within the sound discretion of the court, a motion for leave to reargue 'is not designed to provide an unsuccessful party with successive opportunities to reargue issues previously decided, or to present arguments different from those originally presented'" *(Emigrant Bank v Kaufman,* 223 AD3d 650, 651–52 [2d Dept 2024], *quoting McGill v Goldman*, 261 AD2d 593 [2d Dept 1999]). Here, Petitioners have asserted no facts or law overlooked or misapprehended in determining the prior motion. Accordingly, it is denied.

Renewal

It is well settled that where an application for leave to renew is based upon "additional material facts which existed at the time the prior motion was made, but were not then known to the party seeking leave to renew, and therefore, not made known to the court, [r]enewal should be denied where the party fails to offer a valid excuse for not submitting the additional facts upon the original application" (*Dankner v Szurzan & Dorf, Inc.,* 226 AD2d 669, 669–70 [2d Dept 1996], *quoting Foley v Roche,* 68 AD2d 558, 568 [1st Dept 1979]).

Petitioners' motion to renew is centered upon a new fact: a heavy storm which dropped 10 inches of rain on August 18-19, 2024 in the Village and surrounding area which caused serious flooding and dangerous conditions. Petitioners assert that the flooding evinced the Town's inadequate environmental review of the required stormwater capacity which was premised on a maximum 8 inch rainfall. Since the storm occurred more than two years after the petition was filed in April 2022, this fact did not exist at the time "the motion was made." Accordingly, for this reason alone, renewal cannot be granted.

Nevertheless, as Respondents argue in opposition, the draft environmental impact statement (DEIS) "Stormwater Collection, Treatment, and Recharge" section did account for rainfall in excess of 8 inches. The DEIS relied upon climate change projections to the year 2100

based on the New York State Energy Research and Development Agency (NYSERDA) climate risk update entitled Climate Change in New York State: Updating the 2011 ClimAID Climate Risk Information (the "Climate Report") (DEIS, page 8-4 (NYSCEF Doc No. Nos. 133, 194). The Climate Report estimated a possible 20% increase in precipitation for this part of New York State over the next 75 years. As a result, the stormwater design includes capacity for an "additional 1.53 inches of storm capacity above the 8 inches required…[which] is 19.1% above the [8 inch] design requirement" (*id.*, DEIS, pages 8-4 to 8-5). Accordingly, the stormwater system design "targets the high-end projection of a 20% increase in precipitation made by New York State in the [Climate Report]" (*id.*, DEIS, page 8-5). Since the environmental review accounted for rainfall over 8 inches there is no merit to Petitioners' contentions.

In view of the foregoing, the motion to renew and reargue is denied in its entirety. The parties' remaining contentions are either unnecessary to this determination or are without merit.

The foregoing constitutes the decision and order of the Court.

ENTER

DATE: March 20, 2025
Riverhead, NY

HON. MAUREEN T. LICCIONE, J.S.C.

_X_ FINAL DISPOSITION ___ NON-FINAL DISPOSITION